EXHIBIT 99.1

FOR IMMEDIATE RELEASE August 2, 2018

TANDY LEATHER FACTORY REPORTS  2nd QUARTER FINANCIAL RESULTS
Record Gross Margins and Lower Opex Lift Operating Income Margins above 10%; Reports Year to Date EPS of $0.29

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) today reported financial results for the second quarter of 2018.  A conference call will be conducted by senior management at 10:00 am Eastern Time on August 3, 2018.  Dial-in details have been provided previously and are included below for reference.

•
Q2'18 net sales decreased 0.5% to $19.2 million, compared to prior year's $19.3 million.  North America reported SSS decline of 1.8% while International reported SSS improvement of 5.6%.  New stores added $0.3 million of sales.

•	Q2'18 gross profit margin improved to 68.4% compared to prior year's 66.9%.
•	Q2'18 operating income was approximately $1,981,000, a 19.7% improvement over prior year.
•
YTD'18 net sales increased 0.1% to $39.5 million, compared to prior year's $39.4 million.  North America reported SSS decline of 1.5% and International reported SSS improvement of 5.7%.  New stores added $0.6 million of sales.

•	YTD'18 gross profit margin improved to 65.8% compared to prior year's 63.9%.
•	YTD'18 operating income was approximately $3,750,000, a 10.5% improvement over prior year.

"Our second quarter results were encouraging and reflect that we are headed in the right direction," commented Shannon Greene, Chief Executive Officer.  "While sales were tough this quarter, our success was on improving gross profit and operating margins which we did with customer and product mix and in controlling costs. As we look to the second half of 2018, we are excited about our product selections and line-up which we expect to drive some moderate top line expansion."

Consolidated net income for the quarter ended June 30, 2018 was $1.4 million compared to $1.0 million for the second quarter of 2017, an increase of 40%.  Fully diluted earnings per share ("EPS") for the second quarter of 2018 were $0.15, compared to $0.11 in last year's second quarter.  Consolidated net income for the first half of 2018 increased to $2.7 million or EPS of $0.29 versus $2.3 million or $0.24 in the comparable period last year.

Sales from the North America segment, consisting of 115 stores in the US and Canada, decreased $150,000 in the second quarter, down 0.8% from last year's second quarter sales.  For the six months ended June 30, 2018, North America's sales decreased $65,000 or 0.2% from prior year. The sales decline for our North America segment was primarily attributable to declines in sales to our non-retail customers who purchased lower quantities of leather, partially offset by fluctuations in the Canadian dollar exchange rate.  Our International segment, consisting of four stores outside of North America, added sales of $901,000 for the quarter compared to last year's second quarter sales of $853,000, an increase of 5.6%. For the six months ended June 30, 2018, International sales, totaling $1.9 million, were up 5.7%, or $101,000, over the same period last year.  The improvement in our International segment sales was due to favorable foreign currency exchange rates and recent price increases.

Consolidated gross profit margin for the current quarter was 68.4%, compared to 66.9% for the second quarter of 2017.  For the first half of 2018, consolidated gross profit margin was 65.8%, improving from last year's gross profit margin of 63.9%.  The improvement in gross profit margin was due to the shift in customer mix, with more retail than non-retail sales, as well as product mix, with more higher-margin items sold, as well as international price increases and the strengthening US dollar.

Consolidated operating expenses decreased approximately 0.9% or $103,000 for the current quarter compared to prior year, as we reduced advertising and marketing spend, partially offset by higher personnel and occupancy costs.  Consolidated operating expenses for the six months ended June 30, 2018 increased 1.9% or $422,000 compared to the same period in 2017, primarily related to the three stores that have opened since the beginning of 2017, as well as increases in store associate wages and higher common area maintenance costs.

The effective tax rate was 26.5% in the first half of 2018 compared to 32.0% in the prior year period.  The decrease was primarily due to the new lower federal rate of 21%, offset by the addition of the new global foreign income provision, the loss of the domestic production deduction, and a lower deferred tax benefit, primarily related to fixed assets.

At June 30, 2018, inventory equaled $38.0 million, with an average inventory per store of $184,000 (excluding inventory at our home office manufacturing and distribution center and in-transit inventory) compared to $176,000 per store at December 31, 2017.  The increase was attributable to stocking up following the holiday season and an expanded product line to support new marketing and merchandising initiatives.

Tina Castillo, Chief Financial Officer, commented, "Our second quarter results continued to help us build on our strong financial position and we reaffirm our 2018 guidance of sales in the range of $82 - $84 million and EPS in the range of $0.63 - $0.68.  While gross profit was strong in the first half of 2018, we expect that the second half of the year to be more comparable to last year's margins.  For our effective tax rate, we initially projected 21%, but expect that it may be closer to 24-25%, after adding state income taxes and the global foreign income tax."

Conference Call Information
A conference call will be conducted by senior management at 10:00 a.m. Eastern Time on August 3, 2018 and will be accessible to the public by calling 877-312-5524 or 253-237-1144.  Callers should dial in approximately 5 minutes before the call begins. A conference call replay will be available through 1:00 p.m. Eastern Time on August 8, 2018 and can be accessed by calling 855-859-2056 or 404-537-3406.  For both, reference conference ID number 1265749 and Web Pin 0213.  This call will be webcast and can be accessed at the company's web site at www.tandyleather.com.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 117 North American stores located in 42 US states and 7 Canadian provinces, and four International stores located in the United Kingdom, Australia, and Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory's email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.
Contact:	Tina Castillo, Tandy Leather Factory, Inc.	(817) 872-3200 or tcastillo@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@MagellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected financial data:

	Quarter Ended 6/30/18		Quarter Ended 6/30/17
	Net Sales	Income from Operations	Net Sales	Income from Operations
North America	$18,276,885	$1,986,190	$18,427,425	$1,814,887
International	900,882	(4,709)	853,345	(159,450)
Total Operations	$19,177,767	$1,981,481	$19,280,770	$1,655,437

	Six Months Ended 6/30/18		Six Months Ended 6/30/17
	Net Sales	Income from Operations	Net Sales	Income from Operations
North America	$37,594,145	$3,816,849	$37,659,139	$3,626,450
International	1,872,540	(66,407)	1,771,476	(233,522)
Total Operations	$39,466,685	$3,750,442	$39,430,615	$3,392,928

North America	Quarter Ended 6/30/18		Quarter Ended 6/30/17
	# of stores	Net Sales	# of stores	Net Sales
Same stores	112	$17,966,357	112	$18,292,128
New stores	3	310,528	3	135,297
Total Sales – North America	115	$18,276,885	115	$18,427,425

North America	Six Months Ended 6/30/18		Six Months Ended 6/30/17
	# of stores	Net Sales	# of stores	Net Sales
Same stores	112	$36,965,669	112	$37,523,842
New stores	3	628,476	3	135,297
Total Sales – North America	115	$37,594,145	115	$37,659,139

International – there were no new stores or closed stores for the three and six-months ended June 30, 2018 and 2017, so total sales are equal to same store sales.

TANDY LEATHER FACTORY, INC.
CONSOLIDATED BALANCE SHEETS

	6/30/18	12/31/17
ASSETS
CURRENT ASSETS:
Cash	$18,955,328	$18,337,258
Accounts receivable-trade, net of allowance for doubtful accounts
of $9,911 and $22,642 in 2018 and 2017, respectively	496,255	461,212
Inventory	38,020,269	37,311,197
Prepaid income taxes	233,002	41,307
Prepaid expenses	1,374,944	1,473,147
Other current assets	75,459	189,029
Total current assets	59,155,257	57,813,150

PROPERTY AND EQUIPMENT, at cost	27,551,811	27,218,481
Less accumulated depreciation and amortization	(12,552,648)	(11,750,639)
	14,999,163	15,467,842

DEFERRED INCOME TAXES	269,512	271,738
GOODWILL	958,464	962,949
OTHER INTANGIBLES, net of accumulated amortization of
$712,000 and $710,000 in 2018 and 2017, respectively	18,083	19,222
OTHER ASSETS	384,744	379,695
	$75,785,223	$74,914,596

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$1,223,522	$1,413,450
Accrued expenses and other liabilities	3,863,282	4,953,477
Current maturities of long-term debt	1,740,556	614,311
Total current liabilities	6,827,360	6,981,238

DEFERRED INCOME TAXES	1,474,675	1,636,958

LONG-TERM DEBT, net of current maturities	6,614,112	6,757,419

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.10 par value; 20,000,000 shares
authorized, none issued or outstanding	-	-
Common stock, $0.0024 par value; 25,000,000 shares authorized;
11,330,340 and 11,313,692 shares issued at 2018 and 2017, respectively,
9,154,215 and 9,270,862 shares outstanding at 2018 and 2017, respectively	27,193	27,153
Paid-in capital	6,883,919	6,831,271
Retained earnings	66,466,644	63,921,244
Treasury stock at cost (2,176,125 and 2,042,830 shares at 2018 and 2017, respectively)	(11,273,770)	(10,278,584)
Accumulated other comprehensive income (loss)	(1,234,910)	(962,103)
Total stockholders' equity	60,869,076	59,538,981
	$75,785,223	$74,914,596

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30,

	THREE MONTHS		SIX MONTHS
	2018	2017	2018	2017
NET SALES	$19,177,767	$19,280,770	$39,466,685	$39,430,615

COST OF SALES	6,059,325	6,385,236	13,505,281	14,249,036

Gross profit	13,118,442	12,895,534	25,961,404	25,181,579

OPERATING EXPENSES	11,136,961	11,240,097	22,210,962	21,788,651

INCOME FROM OPERATIONS	1,981,481	1,655,437	3,750,442	3,392,928

OTHER INCOME (EXPENSE):
Interest expense	(78,182)	(53,680)	(142,824)	(90,024)
Other, net	46,741	17,012	85,613	19,663
Total other income (expense)	(31,441)	(36,668)	(57,211)	(70,361)

INCOME BEFORE INCOME TAXES	1,950,040	1,618,769	3,693,231	3,322,567

PROVISION FOR INCOME TAXES	509,948	591,037	979,520	1,063,570

NET INCOME	$1,440,092	$1,027,732	$2,713,711	$2,258,997

NET INCOME PER COMMON SHARE:
Basic	$0.15	$0.11	$0.29	$0.24
Diluted	$0.15	$0.11	$0.29	$0.24

Weighted Average Number of Shares Outstanding:
Basic	9,180,076	9,225,960	9,222,028	9,212,846
Diluted	9,180,727	9,229,129	9,222,533	9,225,474

TANDY LEATHER FACTORY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30,

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,713,711	$2,258,997
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	878,955	929,408
Loss on disposal or abandonment of assets	4,556	515
Non-cash stock-based compensation	52,688	171,160
Deferred income taxes	(96,057)	(147,345)
Foreign currency translation	(268,321)	627,609
Net changes in assets and liabilities:
Accounts receivable-trade, net	(35,043)	63,667
Inventory	(709,072)	(4,149,949)
Prepaid expenses	98,203	130,098
Other current assets	113,570	(256)
Accounts payable-trade	(189,928)	(137,841)
Accrued expenses and other liabilities	(1,258,506)	(1,465,374)
Income taxes payable	(255,695)	508,900
Total adjustments	(1,664,650)	(3,469,408)
Net cash provided by (used in) operating activities	1,049,061	(1,210,411)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(421,861)	(1,004,906)
Proceeds from sale of assets	7,028	100
Increase in other assets	(3,910)	(29,121)
Net cash used in investing activities	(418,743)	(1,033,927)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable and long term debt	982,938	-
Repurchase of common stock (treasury stock)	(995,186)	-
Proceeds from exercise of stock options	-	223,404
Net cash (used in) provided by financing activities	(12,248)	223,404

NET INCREASE (DECREASE) IN CASH	618,070	(2,020,934)

CASH, beginning of period	18,337,258	16,862,304

CASH, end of period	$18,955,328	$14,841,370

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the period	$142,824	$90,024
Income tax paid during the period, net of (refunds)	$1,331,272	$554,670